Exhibit 99.1

Rogers Corporation Schedules Windham, CT Plant Closing

    ROGERS, Conn.--(BUSINESS WIRE)--Jan. 21, 2004--Rogers Corporation (NYSE:ROG) announced today that it would cease operations at its Windham, Connecticut facility by the end of 2004. The manufacturing operations for Rogers' ENDUR(R) molded polyurethane materials and its NITROPHYL(R) nitrile rubber floats, currently manufactured at the Windham plant, will be relocated to Rogers' facility in Suzhou, China.
    The decision to close the plant was prompted by the continuing shift of Rogers' customer base for these materials to locations outside the United States. The business has experienced a decline in revenues of almost 50% over the past four years resulting in significant operating losses in 2003. The plant employs about 125 people.
    President and COO, Robert Wachob, stated, "The decision to close our Windham plant is not one that we took lightly, or made quickly. We are fully aware of the impact this decision will have on our fellow employees and their families as well as the local community, however business conditions make it impossible to continue operations in Windham. We will do what we can to lessen the economic impact on our employees, and assist in their transition to new jobs."
    Roughly 95% of the 125 jobs associated with the business will move to China. A few salaried jobs, overseeing the continuing business, will be moved to Rogers' headquarters in Rogers, Connecticut. Rogers is hopeful that some of the employees from the Windham plant can be employed at one of the corporation's other two locations in Connecticut. The first layoffs are expected to take place in April and continue throughout the year as the transition to Rogers' Suzhou facility takes place.
    Rogers will provide outplacement assistance and severance for salaried employees, and negotiate the effect of the plant closing with the union representing hourly employees.
    Charges associated with this transition are projected to be slightly above $2 million and are expected to be recognized in the financial statements during the course of 2004, which will be partially offset by related cost savings.
    The move is expected to have negligible impact on the annual sales revenues associated with the ENDUR and NITROPHYL product lines and should result in improved profitability, while positioning Rogers to better serve its customers for these products.

    Rogers Corporation, headquartered in Rogers, CT, U.S.A., develops and manufactures high performance specialty materials focusing on the wireless communications and computer markets. Rogers operates manufacturing facilities in Connecticut, Arizona, and Illinois in the U.S., in Ghent, Belgium and in Suzhou, China. Sales offices are located in Japan, Hong Kong, China, Taiwan, Korea and Singapore. Rogers has joint ventures in Japan with Inoac Corporation, in Taiwan with Chang Chun Plastics, and in the U.S. with Mitsui Chemicals.

    CONTACT: Editorial and Investor Contact:
             Rogers Corporation
             Robert D. Wachob, 860-774-9605
             www.rogerscorporation.com